Exhibit 10.21
Amendment agreement to the lease agreement executed by and between PARQUE INDUSTRIAL INTERNACIONAL MEXICANO, S.A. DE C.V., hereinafter referred to as the “LESSOR”, represented herein by Mr. Alberto Chretin Castillo in his capacity as Managing Director, and by ELECTROCOMPONENTES DE MEXICO, S.A. DE C.V., hereinafter referred to as the “LESSEE”, represented herein by Mrs. Elena Olea de Martínez in her capacity as attorney in fact, and Viasystems, Inc. represented herein by Mr. David J. Webster (Vicepresident Senior) in his capacity as attorney in fact, in accordance with the following recitals and clauses:
RECITALS
The LESSOR and the LESSEE declare and acknowledge through their legal representatives that:
a)	That on September 1st, 2002 the LESSOR executed a lease agreement with LESSEE (hereinafter referred to as “Lease Agreement”) related to a plot of land with an approximate surface area of 19,116.86 square meters (approximately 205,772 square feet) (the “Land”) and a building constructed thereon identified as CJS-IN-3 with an approximate surface area of 6,409.13 square meters (approximately 68,987.23 square feet (the “Building”), located at Av. Valle del Cedro No. 1520 in the Parque Industrial Internacional Mexicano (“Intermex”) in Ciudad Juárez, Chihuahua, México. Hereinafter the Land and the Building shall be jointly referred to as the Leased Property.

b)	That the initial term of the Lease Agreement ends on August 31, 2004 and in accordance with clause third of the same, said term may be extended by the written notice of LESSEE to LESSOR.

c)	That LESSEE has exercised the option to extend the Initial Term (as this term is defined in the Lease Agreement) for a minor period than the period established in clause third of the Lease Agreement, therefore the parties wish to modify the term for the extensions, in accordance with the terms of this agreement.

d)	That they wish to modify the price of the rent to be paid by LESSEE to LESSOR during the extensions of the Initial Term of the Lease Agreement.

e)	That the wish to modify clause third and clause fourth of the Lease Agreement as per the terms and conditions set forth herein.
Having declared the foregoing, the parties agree on the following:
CLAUSES
FIRST.- The parties agree to modify clause third of the Lease Agreement, which as of the date of execution hereof shall be read as follows:
“THIRD.- TERM AND DELIVERY OF THE LEASED PROPERTY Delivery of the Leased Property. The LESSOR agrees to deliver the Leased Property to LESSEE on September 1st, 2002.
Term. The initial term for this Agreement shall be for a period of 2 (two) years as of September 1st, 2002 and shall end on August 31, 2004 (hereinafter referred to as the “Initial Term”) and shall be mandatory for both parties.
If LESSEE fails to perform any of its obligations under the terms of this Lease Agreement, and does not cure such failure within ten (10) working days of receipt of LESSOR’s written notice to LESSEE of such failure, LESSOR may elect without previous court order, to terminate this Lease Agreement and demand payment for all remaining rents due LESSOR under this Lease Agreement, as well as all other costs and charges associated with LESSEE’s failure to perform its obligations in accordance with the terms of this Lease Agreement. Guarantor and LESSEE shall be obligated to pay the remaining rents if this Lease Agreement is terminated because of LESSEE’s failure to cure its failure to perform any of its obligations under the Lease Agreement.
Extension of the Lease Term. The LESSEE shall have 3 (three) options to extend the Initial Term. The first extension option shall be for a period of 1 (one) year and the following 2 (two) extension options shall be for a period of 2 (two) years each one, under the same terms and conditions herein. Each option of extension shall be exercised by LESSEE through written notice delivered to LESSOR by certified mail, return receipt requested, at least 180 (one hundred and eighty) calendar days in advance to the date of termination of the then in force term of the Lease Agreement.”
SECOND.- The parties agree to modify clause fourth of the Lease Agreement, which as of the date of execution hereof shall be read as follows:
“FOURTH.- LEASE PRICE
Price. The LESSE shall pay to LESSOR as price for the lease of the Leased Property the sum of US$5.60 (five dollars 60/100) currency of the United States of America per square foot per year, plus the corresponding Value Added Tax (V.A.T.) in the monthly amount of US$32,194.04 (thirty two thousand one hundred and ninety four dollars 04/100) currency of the United States of America plus the corresponding Value Added Tax.
As of the second year of the term of the lease and annually thereafter during the Initial Term, the rent shall increase in the same percentage that the United States Consumer Price Index has increased during the immediately preceding twelve months. As of the first extension option of the Initial Term of the lease, the LESSEE shall pay to LESSOR the sum of US$5.72 (five dollars 72/100) per square foot per year, same which shall increase annually during the term of each extension option in 2%. However, in no case shall the rent ever decrease from one year to the next year.
Payment. The monthly rent called for by this agreement shall be paid in advance on the five business days of each month during the term of this Lease, in dollars legal currency of the United States of America.
In the event LESSEE fails to comply with its obligations of payment set forth herein and in the law, LESSEE agrees and binds itself to pay penalty interests to a monthly rate of 18% as of the third working day of the corresponding month and until the effective date of payment.

The LESSOR must deliver the corresponding official invoice to the LESSEE in compliance with Mexican tax requirements. The lease price payable during the term of the lease shall be paid at the LESSOR’s domicile, as provided hereof or to whatever place or person the LESSOR notifies in writing to the LESSEE, with at least fifteen (15) days notice in advance.
The parties agree that LESSEE shall not withhold the rental payments for any reason.”
THIRD.- The parties agree that except as provided herein, all the terms and conditions of the Lease Agreement, shall continue in full force and effect, in the understanding that the same do not contravene or are contrary with the terms hereof, and expressly agree, jointly with Viasystems, Inc. and including without limitation that the corporate guaranty granted in accordance with the terms of Clause Twenty First of the Lease Agreement, shall continue in full force and effect.
FOURTH.- This amendment agreement shall not be considered to be a new agreement between the parties and must only be interpreted as an amendment of the terms and conditions of the Lease Agreement. The terms not defined in this agreement shall have the meaning ascribed to them in the Lease Agreement.
IN WITNESS WHEREOF, the LESSOR and the LESSEE execute this agreement in Ciudad Juarez, Chihuahua, on June 25, 2004 and Viasystems, Inc. executes the same in _______________, United States of America on June _________, 2004.

“LESSOR”	“LESSEE”
Parque Industrial Internacional,	Electrocomponentes de México,
Mexicano, S.A. de C.V.	S.A. de C.V.

/s/ Alberto Chretin Castillo	/s/ Ma Elena Olea de Martínez

Alberto Chretin Castillo	Ma Elena Olea de Martínez
Managing Director	Attorney in Fact

“Guarantor”
Viasystems, Inc.

/s/ Daniel J. Weber

Daniel J. Weber
Attorney in Fact
WITNESSESS

/s/ Gilbert Hendrix

Gilbert Hendrix	Veronica Vilegas

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